Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PERNIX GROUP, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2013, AT 12:27 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3404659 8100

AUTHENTICATION: 0994037

131442640

DATE: 12-18-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:27 PM 12/18/2013
FILED 12:27 PM 12/18/2013
SRV 131442640 - 3404659 FILE

PERNIX GROUP, INC.
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF PERNIX GROUP, INC.

Pernix Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

First, that the Board of Directors for the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation to increase the number of total authorized shares of stock and increase the number of shares of Authorized Preferred Stock currently listed in the Restated Certificate of Incorporation, declaring said amendment to be advisable and putting the matter before the stockholders for consideration thereof.

Second, that thereafter, by affirmative vote of the holders of a majority of the outstanding shares of the Corporation's common stock, pursuant to the Corporation's By-laws and Delaware's General Corporation Law, the following resolution to the Corporation's Certificate of Incorporation was voted upon in favor of the amendment:

Resolved, that Article Fourth of the Corporation's Restated Certificate of Incorporation is amended in section (1) to read as follows:

(1) Upon the filing and effectiveness of the amendment to the Corporation's Restated Certificate of Incorporation (the "Effective time"), as corrected pursuant to Delaware law, the total number of shares of stock which the Corporation shall have authority to issues is 25.5 million (25,500,000), consisting of 20 million (20,000,000) shares of Common Stock, par value $.01 per share ("Common Stock") and 5.5 million (5,500,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

IN WITNESS WHEREOF, said Corporation has caused this certificate to be made effective this 18th Day of December 2013.

Pernix Group, Inc.
Nidal Z. Zayed
President & CEO

12-18-13

Date